Exhibit 99.2

SOHU.COM

THIRD QUARTER 2005 EARNINGS REPORT CONFERENCE CALL

Conference Call Script

SOHU’s management team will host a conference call on the same day at 8:00 PM EST, November 8, 2005 (or 9:00 AM, November 9, 2005 Beijing/Hong Kong time) following the quarterly results announcement.

To listen to the conference call, please use the dial in numbers below:

CHINA A Toll Free Number: +1 0800 744 0091

CHINA B Toll Free Number: +1 0800 440 0091

HONG KONG Toll Number: +852 3002 8537

USA Toll Number: +1 866 328 4270/ +1 480 629 9564

No passcode needed.

Operator: Turns over call to Ingrid

Ingrid

Thank you for joining Sohu.com to discuss our Third Quarter 2005 Results. On the call today are:

Charles Zhang, Chairman of the Board and CEO, and

Carol Yu, Chief Financial Officer.

Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue, online games and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman and CEO.

Charles?

Charles:

Thank you all for joining our conference call today.

First, I would like to highlight one of the most significant events in our company’s history. We, at Sohu, are all very excited to be the first Official Internet Content Sponsor for the 2008 Olympics. This will provide Sohu exclusive access to the 2008 Olympics official website content and also give the Company exclusive cross-marketing and cross-selling opportunities with the other Fortune 1000 corporate partners and sponsors such as Coca Cola, GE, McDonalds, Adidas, Lenovo, China Mobile, and Air China.

The magnitude of what this means for Sohu is enormous for the future of our online advertising business. This was a heavily sought after project in China and the environment in which we won was highly competitive and one that we view as a testament to the strength of Sohu’s brand. Our reasons for this investment are simple. As we move closer to the 2008 Olympics, we believe we will see accelerated growth opportunities in leveraging the sponsorship program and drive more advertising revenue through customers looking to capitalize on the 2008 Olympic event. We believe it will serve as a platform to showcase our superior technology and brand presence.

There are two core messages that I want to emphasize on our call today.

First, we firmly believe that having been chosen as the official internet content sponsor for the Olympic website puts us at the head of the pack amongst our peers. This endorsement is one of the most exclusive events that can happen in the Chinese internet market. With the full support of the BOCOG and the Chinese government, we are now well positioned to lead our company down the path of strong success through seamless execution of the Olympic website launch.

Second, we will continue to drive our business through continued development and rollout of our own innovative products and services to drive increased traffic and usage on our sites. We believe the combination of these two events will not only shape the way Sohu sells to its customers but that it will have a large impact on the Chinese internet market as a whole.

Now I would like to discuss the other highlights for the quarter.

First, we reported revenues of $28.3 million dollars, growing 9% sequentially and coming in again at the high end of company guidance.

Now, let me discuss the progress of each of our business lines

Our advertising revenues were $18.8 million dollars and exceeded our prior company guidance. Brand advertising revenues were $15.6 million dollars and sponsored search accounted for $3.2 million dollars, an increase of 13% and 2% respectively.

Overall, we have seen a strong quarter in the advertising business. For the first nine months of 2005, we have grown 27% year over year similar to our closest competitor. In brand advertising, the 13% sequential revenue growth was mainly driven by heavy spending sectors such as real estate, information technology, and automobiles. Number of advertisers during the quarter grew from 420 to 450. Our fastest growing sectors were online games, financial services, and FMCG (fast moving consumer goods). Online games came back stronger than expected mainly due to World of Warcraft having a lesser than expected impact on launch of other games and hence our business.

On the product side, we will continue to launch new products that will drive new users to our sites. For example, we have successfully built the largest community of users in the Chinese internet space such as Sohu BBS, the number one message board in China and Chinaren Alumni and Chinaren BBS. We also launched several new products including our picture bar which allows users to download picture through various content on our website and Sohu’s blog. All of these are contributing to increased traffic. The goal is to continue to provide more targeted marketing through this platform and to sell our products and services into that user base.

Overall, we remain confident that there will be strong growth for our advertising business over the next few years. The branding effect from the Olympic sponsorship will have a significant impact on our ability to drive our advertising business. Our reach will be much broader especially in areas such as sports, news and many of our other channels. We also strongly believe our leadership position allows us to continue to provide clients with a unique brand advertising opportunity reaching both the mass population and targeting communities via our numerous sector specific online channels.

Turning now to the outlook for advertising for the remainder of the year, year-to-date, our advertising revenues are up 27% growth over the same nine months of 2004.

We see continued healthy growth in brand advertising and as you can see from our guidance we expect to meet our overall advertising revenue growth target for the full year 2005 of 25%.

In sponsored search, we saw modest sequential growth which was largely due to several reasons:

1) an increasingly competitive search environment, and

2) an adjustment to our distributor structure as we strive to position Sogou more competitively by using multi-distributors rather than relying on one sole distributor.

To our satisfaction, our own internal data shows that Sogou’s traffic has grown 50% from Q2 to Q3.

Developing a successful search business is based on building the right technology and products to increase penetration. Our efforts towards strengthening our search business are heavily focused on these key areas. A good example is our recent upgrade from Sogou 2.0 to Sogou 2.5 which is targeted to be launched later this month. This will enhance the overall search quality which will lead to increased traffic over time. We are confident that our investments in developing the right technology and building the necessary products to make Sogou a leading search engine for Chinese language are focused in the right direction.

Turning to our wireless business, while our focus remains on our core advertising business, we have been happy to see a continuing cautious recovery in our wireless business, with 6% sequential growth to $6.8 million dollars. We are particularly pleased that in exchange for our 6% growth, we did not have to spend heavily on advertisements or other marketing efforts to achieve that growth. We are pleased that our wireless business, although small, has become very stable. Additionally, our Olympic sponsorship could also have a positive impact on our wireless business. China Mobile is also a member of the Olympic sponsorship program and we view this as a potential catalyst for enhanced cooperation in the future, particularly around the coverage and related program services of the 2008 Beijing Olympics.

I would like to now give the floor to our CFO, Carol Yu, for a financial review.

Carol:

Thank you Charles. I would like to take this opportunity to discuss some key financials to enhance your understanding of our business operations.

I. Revenues

We are pleased to report strong revenues of $28.3 million for the third quarter which came in at the high end of our guidance.

1. Advertising

With advertising revenues of $18.8 million we experienced a healthy 11% sequential and 21% year-on-year improvement. Year-to-Date we are on track to meet our target advertising revenue growth of 25% for the full year 2005.

2. Wireless:

We are very pleased to note that our wireless business is continuing to show healthy signs of recovery. Let me give you a breakdown of the third quarter wireless revenue:

Our SMS services grew 23% quarter-on quarter to US$ 4.2 million.

Our WAP services declined a marginal 2% to US$ 2.1 million.

Our MMS, IVR and RingBackTone services contribute only very small amounts at this stage.

Going forward, we believe we will continue to see modest recovery for this business line.

3. Other revenues:

Our online game revenues grew 8% sequentially to 1.4 million with Blade Online revenues growing 11% sequentially.

II. Turning to our gross margins:

Overall gross margin for the third quarter was 65%, down from 67% in the previous quarter and 68% in the third quarter of 2004. Advertising gross margin was 74% in the third quarter, down from 76% in the second quarter and 79% in the same period last year, but still higher than that of our closest competitor. Gross advertising profit increased to $13.9 million from $12.9 million in the previous quarter.

Non-advertising gross margin was 47% for the third quarter, compared to 51% in the prior quarter and 52% in the third quarter of last year. This was mainly due to a an alleged penalty of $241,000 charged by Unicom as a result of Unicom’s investigation carried out in the previous quarter and recorded as a cost of revenue in the third quarter. Although we do not believe Sohu had mistakenly charged users that did not subscribe to our services, the possibility of this penalty being reversed is remote and we would prefer to move forward with our business relationship with Unicom and put this behind us.

III. Operating expenses

For the third quarter of 2005, SOHU’s operating expenses totaled US$11.1 million, increasing a modest 3% quarter-on-quarter and 15% year-on-year. The year-on-year increase in operating expenses was mostly due to investment in long-term growth opportunities, primarily in the area of research and development.

IV. Operating Profit Margin

Operating profit margin in the third quarter was 26%, largely unchanged from the previous quarter, but down from 31% in the same period last year.

V. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

Our DSO for Q3 is 82 days compared to 81 days in Q2 (79 days in Q1). Advertising DSO for Q3 is 105 days, up from 89 days in Q2 (93 days in Q1). The increase was due to our bi-annual payment settlement as agreed with advertising agencies coming in at the end of June which made the June quarter DSO shorter than the September quarter. Our September 30th net accounts receivable balance was $ 23.3 million compared to $21.5 million in Q2, ($19.1 million in Q1), including $17.5 million related to our advertising business and $4.5 million to our wireless business.

As of September 30, 2005, our bad debt provision amounted to $1.7 million, as compared to the $1.6 million provision as of June 30, 2005. While we consider this level of bad debt provision to be still relatively low as compared to our level of advertising sales, we continue to pay close attention in remaining prudent in our credit extension policy. We also continue to strengthen our credit extension and revenue recognition policy.

Sohu today announced its Board of Directors has approved a stock repurchase program in which the Company plans to purchase up to US$15 million of its outstanding shares in the open market.

VI. Stock Buyback Program

During previous stock repurchase program, from May 2004 to February 2005, the Company purchased a total of $37.7 million or roughly 6% of the shares outstanding.

Further, since May of 2004, Charles has purchased 550,000 shares in the open market totaling approximately $9.8 million and exercised 566,000 options totaling $1.1 million. Also, in February this year, I purchased 15,000 shares too. We are firm believers in our company’s future and work hard to drive value to our shareholders.

VII. And finally, our Business Outlook

You will find detailed guidance for the fourth quarter in our earnings release, but I would like to highlight:

1)	We are on track to meet our full year advertising revenue growth target of 25%;

2)	For the fourth quarter, we expect advertising revenues to be in the 19.0 million to 20.0 million dollar range and non-advertising revenues to be in the 9.0 million to 10.0 million dollar range; and

3)	We will start amortizing sponsorship fee paid for the 2008 Olympic Games and recording expenses relating to constructing, operating and hosting of the official BOCOG website starting in the fourth quarter of 2005. We also expect to incur one-time marketing and promotional expenses in relation to the announcement and launch of this event. Our fourth quarter EPS guidance of 19 to 22 cents has already taken the above into consideration.

In summary, we are pleased with our overall results and believe we are well positioned for growth in 2006. Our multi-dimensional strategy of increasing advertising revenue while growing a strong and steady search business is one we believe will have a lasting impact on our development as a company. We view the Olympic sponsorship as a strong growth catalyst that will accelerate our current business model. We are very confident that our positioning and forward strategy is the right mix of what is needed to do to drive results and increase shareholder value.

That concludes my presentation. Thank you for your attention . I would like to now open the floor for questions. Operator?

(Q&A Session)

Ingrid- Closing Remarks

We would like to thank everyone for participating in today’s call. The management team will be on the road in the U.S. to meet with investors in early December. Please contact us with any additional questions that you may have. Thank you.